Exhibit (e)(2)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated April 12, 2011 (the “Effective Date”), is entered into by and between Flowers Bakeries, LLC, a Georgia limited liability company (the “Assignor”), and Compass Merger Sub, Inc., a Pennsylvania corporation (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W  I  T  N  E  S  S  E  T  H  :

WHEREAS, the Assignor has entered into that certain Merger Agreement, dated April 10, 2011 (the “Merger Agreement”); and

WHEREAS, pursuant to Section 9.11 of the Merger Agreement, Assignor is obligated to assign the Merger Agreement and all of its rights and obligations under the Merger Agreement to Assignee by April 15, 2011.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignor hereby assigns to Assignee all rights of Assignor under the Merger Agreement.

2. Assignee hereby agrees to assume, effective as of the Effective Date, the rights and obligations of Assignor under the Merger Agreement.

3. Upon the Effective Date of this Agreement, the references in the Merger Agreement to Assignor shall apply to Assignee unless the context otherwise requires. Except as expressly set forth herein, this Agreement shall not alter, modify or amend the Merger Agreement and the Merger Agreement shall continue in full force and effect.

4. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

5. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and performed in such state, without regard to Georgia principles governing conflicts of law.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on the date first written above.

ASSIGNOR:

FLOWERS BAKERIES, LLC
By:	/s/ Karyl Lauder
Name: Karyl Lauder
Title: Secretary and Treasurer

ASSIGNEE:

COMPASS MERGER SUB, INC.
By:	/s/ Stephen R. Avera
Name:	Stephen R. Avera
Title:	President, Secretary and Treasurer

[Signature Page to Assignment and Assumption Agreement]